Exhibit 10.4

2026 AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS 2026 AMENDMENT (this “Amendment”) between Radian Group Inc. (the “Company”) and Richard G. Thornberry (the “Executive”), dated May 21, 2026, amends the Amended and Restated Employment Agreement between the Executive and Radian, originally effective February 8, 2017, as most recently amended and restated effective as of July 1, 2023 (the “Employment Agreement”).

RECITALS

WHEREAS, pursuant to the terms of the Employment Agreement, the Executive is employed by the Company and serves as the Company’s Chief Executive Officer;

WHEREAS, Section 26 of the Employment Agreement provides that the Employment Agreement may be changed by a written document signed by the Executive and the Company;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to reflect the Executive’s anticipated retirement from his position as Chief Executive Officer of the Company and transition thereafter to a strategic advisor to the Company; and

WHEREAS, capitalized terms used, but not defined herein, shall have the meanings given to them in the Employment Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree that the Employment Agreement is hereby amended as follows:

1. Section 1(b) of the Employment Agreement (“Duties”) is hereby amended to read in its entirety as follows:

“(b) Duties.

i.

During the Term through August 12, 2026 (the “CEO Term”), the Executive shall serve as the Chief Executive Officer of the Company (“CEO”) with duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”). During the CEO Term, the Executive shall perform all duties and accept all responsibilities incident to such position as is set forth in the Company’s Guidelines of Corporate Governance (as in effect on the Effective Date or as may be modified thereafter after consultation with the Executive) and as otherwise may be reasonably assigned to the Executive by the Board, consistent with his position as CEO and subject to his consent. The Executive shall continue to be a member of the Board during the CEO Term. During the CEO Term, after a Chief Executive Officer-Elect (the “CEO Elect”) is appointed, the Executive shall assist the CEO-Elect in preparing to assume the role of CEO as is consistent with the CEO position. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

ii.

Effective as of 11:59 pm on August 12, 2026 (the “Transition Date”), the Executive shall cease serving as the CEO, as a member of the Board, and as an officer and director of the Company and each of the Company’s subsidiaries. After the Transition Date, through December 31, 2026 (the “Transition Period”), the Executive shall continue in employment with the Company, providing services to the Company as a strategic advisor, consistent with the Executive’s experience and expertise, as reasonably requested by the new CEO. The parties anticipate that such services shall be at a level that is more than 20% of the average level of services the Executive performed as CEO over the 36-month period immediately preceding the Transition Date. During the Transition Period, the Company will continue to provide the Executive with administrative support services at the same level provided to the Executive immediately prior to the Transition Date. Notwithstanding anything to the contrary in Section 1(d) below, any travel for business in the course of performing the Executive’s duties for the Company during the Transition Period is subject to the Executive’s consent and, to the extent the Executive travels for business by air or rail in the course of performing his duties for the Company during the Transition Period, the Executive may be booked in first class, or, if first class is not available, in business class. The terms of the Employment Agreement, as amended by this Amendment, shall continue in effect, and the Executive shall continue to serve the Company faithfully through, December 31, 2026.

iii.

As of December 31, 2026, the Executive’s retirement from the Company shall become effective, and the Executive’s employment with the Company shall terminate on that date as a voluntary termination of employment without Good Reason. For purposes of section 409A of the Code (as defined below), the parties intend that the Executive will have undergone a “separation from service,” within the meaning of section 409A of the Code, from the Company on December 31, 2026.”

2. Section 2(c) of the Employment Agreement is hereby amended by adding the following provision to the end:

“For the avoidance of doubt, as required pursuant this Section 2(c), the Executive shall receive an LTI award for 2026, subject to the terms set forth in the applicable grant agreement and in accordance with the terms of this Section 2(c) and Section 2(d) below, with such award to be granted at the same time as 2026 LTI awards are granted to the Company’s other named executive officers. Without limiting the scope of the foregoing, the LTI award for 2026 shall (i) contain retirement-based vesting provisions, as determined by the Compensation Committee after consultation with the Executive, that define retirement as termination of employment after either attainment of age 55 with at least 10 years of service or attainment of age 65 with at least

5 years of service, with the result that the Executive shall be 100% vested in the RSU award upon retirement and the entire PSU award shall remain outstanding after retirement and shall vest based on performance as of the end of the applicable performance period; and (ii) shall have a grant date value of at least $7,000,000, with grant date value calculated in the same way that the Company calculates grant date value for determining the number of shares subject to the 2026 LTI awards to other named executive officers of the Company.”

3. Section 6(h) of the Employment Agreement is hereby amended by adding the following provision to the end:

“If the Executive (1) remains employed in good standing pursuant to this Agreement until December 31, 2026, (2) pursuant to the requirements of the STI Plan, timely executes and does not revoke an effective release of claims, the form of which is attached hereto as Exhibit C, and (3) complies with the Restrictive Covenants (as defined in the Separation Agreement), the Executive will receive the following:

(x) The Company shall pay the Executive an incentive award under the STI Plan for the 2026 performance period (the “STI Award”). The Executive’s STI Award will be equal to an amount determined by multiplying the Executive’s target short-term incentive award for 2026 by the corporate funding level percentage approved by the Compensation Committee for the Company’s 2026 performance against the performance metrics established for the 2026 performance period under the STI Plan. The STI Award, if any, will be paid in a cash lump sum in 2027 on the same date that incentive awards under the STI Plan are paid to other Company employees in 2027, and no later than March 15, 2027.

(y) As of January 1, 2026, the Company will enter into a consulting agreement with the Executive, which is attached hereto as Exhibit D (the “Consulting Agreement”).”

4. The Executive hereby confirms that his transition from CEO to strategic advisor as contemplated by this Amendment shall not constitute “Good Reason” under the Employment Agreement or under any grant agreements for outstanding equity grants. In addition, Section 12(c) of the Employment Agreement (“Good Reason”) is hereby amended to read in its entirety as follows, effective as of the Transition Date:

“‘Good Reason’ shall mean any action or inaction that constitutes a material breach of this Agreement by the Company (which, for the avoidance of doubt, shall include, but not be limited to, any requirement that Executive’s principal place of employment be other than at a virtual office of his choosing).

In order to terminate employment for Good Reason, the Executive must provide a written notice of termination with respect to termination for Good Reason to the Company within 60 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the notice of termination. If the Company does not correct the act, or the failure to act, the Executive must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.”

5. Section 19 of the Employment Agreement (“Legal Fees”) is hereby amended to read in its entirety as follows:

“Legal Fees. The Company shall reimburse the Executive for up to $20,000 of documented legal fees that are reasonably related to the Executive’s review and negotiation of any amendments to this Agreement, including any exhibits thereto.”

6. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

7. This Amendment may be executed and delivered originally or electronically and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment effective as of the date first above written.

RADIAN GROUP INC.

By:	/s/ Mary Dickerson	Date: May 21, 2026
Name:	Mary Dickerson
Title:	Senior Executive Vice President,Chief People and Operating Officer

EXECUTIVE

By:	/s/ Richard G. Thornberry	Date: May 21, 2026
Richard G. Thornberry

EXHIBIT C

RELEASE

This Release (“Release”), dated      is made by and between Richard G. Thornberry (“Employee”) and Radian Group Inc. (“Radian”). Employee and Radian are parties to this Agreement and are collectively referred to herein as the “Parties.”

As used in this Agreement, any reference to Employee shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Release, any reference to the “Company” shall mean Radian and each subsidiary of Radian.

Release.

In further consideration of the compensation provided to Employee pursuant to the Amendment dated May 21, 2026 (the “2026 Amendment”) to the Amended and Restated Employment Agreement between Employee and Radian entered into effective July 1, 2023(as amended, the “Employment Agreement”) (other than the Accrued Obligations (as defined in the Employment Agreement), which shall be paid regardless of this Release), Employee hereby agrees, subject to and without waiving any rights identified in Paragraph 2, Permitted Conduct, of this Release, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Company and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee may have, or which Employee’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Employee’s employment with the Company to and including the date on which Employee executes this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship and/or the termination of Employee’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), Florida Civil Rights Act, including age and sexual harassment claims, Florida Omnibus AIDS Act, Florida Wage Discrimination Law, Florida Discrimination against Education Employees, Florida Discrimination Against Military Personnel, retaliation provision of Florida Workers Compensation Act (Fla. Stat. Ann. Section 440.205), the Florida Discrimination on the basis of Sickle Cell Trait Law, the Florida Equal Pay Act, Florida Fair Housing Act, Florida Private Sector Whistleblower’s Act, Florida minimum wage and wage payment laws, Fla. Const. art. X, Section 24, retaliation provision of the Florida False Claims Act (Fla. Stat. Ann. Section 68.088), Missouri Fair Employment Practices Act;, Missouri Human Rights Act, Missouri Equal Pay Act, Missouri Service Letter statute, Missouri Minimum Wage Law, Missouri Wage Payment Law, Pennsylvania Human Relations Act, including age and sexual harassment claims, Pennsylvania Equal Pay Law, Pennsylvania Whistleblower Law, if applicable, the Pennsylvania Wage Payment Collection Act, including any and all amendments thereto, and any other federal, state or local statutes or common law under which Employee can waive Employee’s rights, any contracts between the Released Parties and Employee, and all claims for counsel fees and costs. Employee acknowledges that Employee has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Release are related to sexual harassment or sexual abuse.

In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects, despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding anything in this Release to the contrary, Employee does not waive (1) any entitlements under the terms of the 2026 Amendment, (2) Employee’s existing right to receive vested accrued benefits under any plans or programs of the Company under which Employee has accrued benefits (other than under any Company separation or severance plan or programs), (3) any claims that, by law, may not be waived, (4) any rights or claims that may arise after the date Employee executes this Release, (5) any right to indemnification under the bylaws of the Company, under a contractual indemnification agreement with the Company or under any directors and officers insurance policy, with respect to Employee’s performance of duties as an employee or officer of the Company, and (6) any claim or right Employee may have under COBRA, for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

Permitted Conduct. Nothing in this Release shall prohibit or restrict Employee from initiating communications directly with, filing any charge of complaint with, cooperating with, providing relevant information to, responding to any inquiry from, assisting in an investigation by, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the National Labor Relations Board, or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee is not required to advise or seek permission from the Company before engaging in any such activity. Further, nothing in this Release shall prohibit any person from making truthful statements when required by law or order of a court or other body having jurisdiction or in conjunction with legal proceedings. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that Employee came to learn during the course of Employee’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Employee hereby waives Employee’s right to receive any individual monetary relief from the Released Parties resulting from such claims, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to the 2026 Amendment (other than Accrued Obligations), except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. Section 1514A). However, this Release does not impact Employee’s ability to receive and retain an award from a government administered whistleblower award program for providing information directly to a government agency. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. Sections 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Restrictive Covenants.

Employee agrees to comply with the restrictive covenants and agreements set forth in the Restrictive Covenants Agreement between Employee and Radian dated February 8, 2017, and all other written restrictive covenants and agreements with the Company containing non-competition, non-solicitation, confidentiality, inventions assignment, non-disparagement and other restrictive covenants, including Paragraph 3(b) below (collectively, the “Restrictive Covenants”), all of which are incorporated herein by reference. Employee expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Release. Employee acknowledges that in the event that Employee breaches any of the Restrictive Covenants, Radian shall be obligated to provide only the Accrued Obligations, and all other payments under Section 6 of the Employment Agreement shall cease. In such event, Radian may require that the Executive repay all amounts theretofore paid to him pursuant to the 2026 Amendment (other than the Accrued Obligations), and in such case, Employee shall promptly repay such amounts on the terms determined by Radian.

Employee agrees that Employee will not make or authorize any written or oral statements that are false or defamatory about the Company or the Company’s directors, officers or employees. This clause does not affect Employee’s rights under Paragraph 2 (Permitted Conduct) above.

Radian agrees that (i) the Company shall not, and (ii) the Chair of the Board shall direct Radian’s senior executive officers and members of the Board to not, make or authorize any written or oral statements that are false or defamatory about Employee.

Notwithstanding the foregoing, nothing in Paragraph 3(b) or 3(c) shall prevent any person from (1) responding publicly by a truthful statement to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, (2) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving the Employment Agreement, the 2026 Amendment, this Release (including, but not limited to, the enforcement of this Release) or any employee benefit plans or equity compensation plans sponsored by the Company in which Employee is a participant, or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body or (3) with respect to Employee, exercising Employee’s rights under Paragraph 2.

Notwithstanding anything to the contrary herein or in the Restrictive Covenants, nothing in this Release or in Restrictive Covenants is intended to limit the exercise of Employee’s rights under Section 7 of the National Labor Relations Act (“NLRA”), including communicating with others regarding Employee’s terms and conditions of employment.

Controlling Law. This Release and all matters arising out of, or relating to, this Release shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.

Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Release shall be brought and prosecuted only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

Severability. If any provision of this Release is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Paragraph 1 of this Release is held to be unlawful, invalid or unenforceable, any payments made pursuant to the 2026 Amendment (other than Accrued Obligations) shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

Entire Agreement. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them; that this Release contains the entire agreement between the Parties with respect to the subject matter hereof (except as provided in the following sentence), and that the terms of this Release are contractual and not recitals only. Notwithstanding the foregoing, Employee agrees that Employee shall remain subject to all Restrictive Covenants, and such Restrictive Covenants will continue in effect according to their terms and the Company agrees that it shall remain subject to all applicable provisions of the Employment Agreement and the 2026 Amendment.

ACKNOWLEDGEMENT. Employee hereby acknowledges that:

The Company advises Employee to consult with an attorney before signing this Release;

Employee has obtained independent legal advice from an attorney of Employee’s own choice with respect to this Release or Employee has knowingly and voluntarily chosen not to do so;

Employee freely, voluntarily and knowingly entered into this Release after due consideration;

Employee has had at least 21 days to review and consider this Release;

If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Release on or after the date of Employee’s termination of employment but before the 21 day consideration period provided for above has expired;

Employee is signing this Release on or after the date of Employee’s termination of employment;

Employee has a right to revoke this Release by notifying the Senior Executive Vice President, General Counsel of Radian at Radian’s corporate headquarters in writing within seven days following Employee’s execution of this Release. Unless revoked, this Release will become effective on the eighth day following its execution (the “Effective Date”);

Changes to this Release before its execution, whether material or immaterial, do not restart the consideration period;

In exchange for Employee’s waivers, releases and commitments set forth herein, including Employee’s waiver and release of all claims arising under the ADEA and OWBPA, the payments, benefits and other considerations that Employee is receiving pursuant to this Release exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Release; and

EMPLOYEE REPRESENTS THAT EMPLOYEE HAS READ THE TERMS OF THIS RELEASE, THAT THIS RELEASE IS WRITTEN IN A MANNER THAT EMPLOYEE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS RELEASE OTHER THAN THOSE CONTAINED HEREIN. EMPLOYEE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EMPLOYEE’S OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Release.

Radian Group Inc.

Date:	By:
	Name:	Mary Dickerson
	Title:	Senior Executive Vice President, Chief People and Operating Officer

Date:	By:
Richard G. Thornberry

EXHIBIT D

CONSULTING AGREEMENT